Exhibit 10

MASTER AFFILIATES MANAGEMENT SERVICES AGREEMENT

Dated December 31, 2021

TABLE OF CONTENTS

RECITALS	1

DEFINITIONS	1

ARTICLES:

1. AGREEMENT TO PROVIDE SERVICES	3

2. COST SHARING	4

3. PAYMENT OF CHARGES	4

4. STANDARDS FOR PERFORMANCE OF SERVICES	4

5. RECORDS AND INFORMATION	4

6. FORCE MAJEURE	5

7. SERVICE PROVIDERS AND SERVICE RECIPIENTS	5

8. NOTICE OF JOINDER	6

9. TERM AND TERMINATION	6

10. GENERAL PROVISIONS	7

APPENDIX 1

INDEX OF SCHEDULES	14

i

MASTER AFFILIATES MANAGEMENT SERVICES AGREEMENT

This Master Affiliates Management Services Agreement (“Agreement”) dated December 31, 2021 (“Date”) is entered into by American Equity Investment Life Holding Company, West Des Moines, Iowa (“Parent”), and all of its Subsidiaries that have executed or shall execute Notices of Joinder to this Agreement by which each such Subsidiary becomes a Party to this Agreement.

RECITALS

WHEREAS, this Agreement is effective as of the Date set forth above, provided however, that with respect to each Subsidiary which executes a Notice of Joinder this Agreement shall be effective starting on the effective date set forth in the applicable Notice of Joinder;

WHEREAS, certain services may be performed by a Party on behalf of another Party or may be shared by a Party with another Party; and certain personnel, resources, equipment and facilities may be provided by a Party to another Party or shared by a Party with another Party, all as more particularly described in this Agreement;

WHEREAS, the Parties agree to allocate all costs and expenses associated with the above mentioned services, personnel, resources, equipment and facilities, as more particularly described in this Agreement; and

WHEREAS, all Parties to this Agreement agree to comply with the legal and regulatory requirements governing this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree to all terms and conditions of this Agreement:

DEFINITIONS

For the purposes of this Agreement, in addition to all other defined terms set forth in this Agreement, the following terms are defined as stated here. Each defined term in this Agreement shall be used with the defined meaning, whether in singular or plural form or past or present form or in other grammatical forms as the context requires.

“Charges” means cost sharing for Services determined in accordance with Section 2.

“Control” means the power to direct the management and policies of a Person through the ownership of securities, by contract or otherwise and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Governmental Authority” means a government body acting under the authority of a constitution, law, regulation order, proclamation, ordinance or equivalent governmental act.

“Notice of Joinder” shall mean the addendum to this Agreement set forth in Appendix 1.

“Parent” means the American Equity Investment Life Holding Company.

“Party” means a party to this Agreement, including Parent and Subsidiaries that have executed Notices of Joinder.

“Person” means any natural person, corporation, partnership, limited liability company, trust, joint venture or other entity, including a Governmental Authority.

“Producer” means an agent, broker, broker / dealer, or other licensed representative or registered representative of a Party who has responsibility for selling insurance or other financial products of a Party.

“Provides” means (with respect to Services) the provision, performance, or sharing of any Services by a Party for or with another Party.

“Schedule” means a listing of Services which listing is annexed to and made a part of this Agreement.

“Service Provider” means a Party which Provides any Services to another Party.

“Service Recipient” means a Party which receives any Services from another Party.

“Services” means the management support and services that may be Provided by a Party to another Party; and the personnel, resources, equipment and facilities that may be Provided by a Party to another Party The Services include all such support, services, personnel, resources, equipment and facilities described in the Schedules annexed to and made a part of this Agreement.

“Subsidiary” means, a Person that is (a) a Party under direct Control of Parent; (b) a Party under indirect common Control of Parent through another Party; or (c) a Party under Control of another Party other than Parent.

ARTICLES

1.   Agreement to Provide Services.

1.1.  Agreement for Services. Upon the terms and subject to the conditions contained herein including in the Schedules to this Agreement, the Service Providers may Provide to Service Recipients any Services listed in the Schedules, subject to applicable licensing and authority in accordance with Section 10.15 hereof. Each of the Services shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and in the Schedules. This Agreement amends and restates all prior agreements (oral or written) pursuant to which the Service Providers have Provided any Services to the Service Recipients.

1.2.  Cost Sharing for Services. The Parties agree that additional Services which are not currently described in this Agreement may be added to the Schedules from time to time. Any Services including any additional Services undertaken by the Service Providers for the Service Recipients shall be Provided in accordance with the cost sharing terms and conditions as more fully described in Article 2 hereof.

1.3.  Review of and Changes to Services. The Parties agree that: (i) the scope, frequency and manner of delivery of the Services detailed herein are subject to periodic review by the Parent and the Service Providers and Service Recipients; (ii) changes to the scope, frequency and manner of delivery of any of the Services, including the discontinuation of some or all Services being provided, may be made at any time if agreed to in writing by the impacted Service Providers, Service Recipients and Parent.

1.4.  Right to Deliver and Request Instructions.

 a.  Each Service Recipient, acting through any of its authorized officers, may from time to time deliver to a Service Provider and to the Parent change requests with respect to matters arising under this Agreement. The Service Provider shall reply and shall conform its Services to such change requests that are consistent with the terms and conditions of this Agreement.

 b.  At any time, any Service Provider may, if it reasonably deems it necessary or appropriate, request instructions from a Service Recipient, within a reasonable period prior to the time necessary for taking action with respect to any matter contemplated by this Agreement, and may defer action thereon pending receipt of such instructions. Any action taken by a Service Provider, its officers, directors, employees, agents or representatives in accordance with the instructions of a Service Recipient, or failure to act by a Service Provider pending the receipt of such instructions after request therefor, shall be deemed to be proper conduct within the scope of Service authority under this Agreement.

1.5.  Service Designees. Each Service Provider may perform the Services to be provided hereunder through its own officers and employees, or through agents, independent contractors or other parties designated by it.

2.   Cost Sharing.

2.1.   Each Service Recipient agrees to bear and to pay its fair, reasonable, and equitable share of the Charges as defined in Schedule F of this Agreement.

Each Service Provider shall compute the amount of Charges for Providing Services under this Agreement in accordance with Schedule F.

3.   Payment of Charges.

3.1   Each Service Provider shall maintain electronic records which are made available to each applicable Service Recipient no later than twenty (20) calendar days after the end of each calendar quarter (unless otherwise agreed to by the Parties, but not less than quarterly), with respect to the amount of Charges payable by such Service Recipient for such quarter (a “Statement”).

3.2   Unless any such Service Recipient disagrees as to the amounts payable as set forth in the Statement, all Statements shall be settled not later than forty-five (45) calendar days following receipt by the Service Recipient from the Service Provider of such Statement relating to the Services provided. In the event of any disagreement between the Service Providers and the Service Recipients with respect to any Statement or any amounts owed thereunder, the Parties hereto agree to negotiate in good faith to resolve such dispute.

3.3   The Charges paid to Service Providers for Services in accordance with this Agreement is intended to be fair, reasonable and equitable, and to be in conformity with the NAIC Accounting Practices and Procedures Manual, Internal Revenue Code of 1986 §482 and with all applicable legal and regulatory requirements regarding cost allocation.

4.   Standards for Performance of Services. Each Service Provider shall perform its obligations hereunder in a prudent and efficient manner and in accordance with applicable law and good industry practice. Notwithstanding anything to the contrary in this Agreement, all underwriting, claims and investment accounting provided by a Service Provider hereunder are to be based upon the written criteria, standards and guidelines of the Service Recipient. Notwithstanding anything to the contrary in this Agreement, a Service Recipient shall have the ultimate and final authority over decisions and policies with respect to insurance products issued by the Service Recipient, to include but not be limited to the acceptance, rejection or canceling of applications for insurance policies, the payment or non-payment of claims, and the purchase and sale of securities. Service Recipient shall maintain oversight of Services and shall monitor services annually for quality assurance. There shall be no advancement of funds under this Agreement by the Service Recipient to the Service Provider except to pay for Services in accordance with Article 3 hereof. All funds and invested assets of the Service Recipient are the exclusive property of the Service Recipient, held for the benefit of the Service Recipient, and subject to the control of the Service Recipient.

5.   Records and Information.

5.1.   Access. At the request of any Service Recipient, each Service Provider shall, and shall cause its affiliates to, use its reasonable efforts to provide for consultation by its employees and representatives with the Service Recipient. At the request of any Service Recipient, each Service Provider shall, and shall cause its affiliates to, make available relevant information relating to the Services.

5.2.  Inspection. Each Service Provider hereby agrees that, upon reasonable notice from any Service Recipient, it shall make its books and records with respect to Services and payment therefor available to the Service Recipient and its representatives for inspection during normal business hours at such Service Provider’s principal place of business.

5.3.   Books and Records of Service Recipient. Books and records of the Service Recipient include all books and records developed or maintained under or related to this Agreement. Such books and records are and shall remain the property of the Service Recipient and are subject to control of the Service Recipient.

5.4.   Books and Records Provided to Regulators. In accordance with applicable law, each Party shall provide copies of books and records upon request to the Iowa Commissioner of Insurance and other Government Authorities directly relevant to an examination or audit of a Party.

5.5.   Legal Requirements. All books and records in connection with the Services shall be maintained by the Parties in accordance with applicable legal requirements

6.   Force Majeure. No Party shall be liable for any failure of performance attributable to acts, events or causes (including, but not limited to, war, riot, rebellion, civil disturbances, power failures, failure of telecommunications lines, networks, and equipment, flood, storm, fire and earthquake or other acts of God or conditions or events of nature, or any law, order, proclamation, regulation, ordinance, demand or requirement of any Governmental Authority) beyond its control that prevent in whole or in part performance by such Party hereunder. The affected provisions of this Agreement shall be suspended during the period of such disability and no Service Provider shall have any liability to any Service Recipient or any other Party in connection therewith other than by reason of breach of this Agreement not caused by such disability. The Service Providers shall make all reasonable efforts to remove such disability as soon as and to the extent reasonably possible and to assist the Service Recipients in finding third parties to provide affected Services during the period of such disability.

7.   Service Providers and Service Recipients.

7.1 At any time while this Agreement is in effect Parent may designate in writing any Party as a Service Provider or Service Recipient.

7.2 At any time while this Agreement is in effect Parent may end Services by designating in writing that the Services provided by a Service Provider to a Service Recipient shall end. However if the Parent determines that (i) the Services are necessary for the Service Recipient and (ii) Service Recipient is not able to provide such Services itself or obtain such Services from another source, the Service shall be continued for up to one year.

7.3 In the event of any disagreement between or among the impacted Parties with respect to the matters addressed in this Article 8, the Parties shall consult in good faith to resolve such disagreement, provided, however, that Parent is authorized to make the final determination concerning provision and receipt of Services by the Parties.

8.   Notice of Joinder. As of the date hereof and at any time hereafter, Parent and subsidiaries of Parent shall execute a Notice of Joinder in the form attached hereto as Appendix 1. After executing such Notice of Joinder, each such subsidiary executing a Notice of Joinder shall constitute a “Subsidiary” and a Party for purposes of this Agreement and shall be bound by its terms and conditions. Notice will be provided to the Iowa Insurance Division of any subsidiary which joins this Agreement and is domiciled in the state of Iowa.

9.  Term and Termination.

9.1 Term. The initial term of this Agreement shall begin on the Date hereof and end at the end of the initial calendar year on the thirty-first day of December. Each subsequent term shall begin on the first day of January and end on the thirty first day of December, provided that such term shall renew automatically for successive terms of one (1) year unless terminated in accordance with this Article 10.

9.2  Termination by Parent. The Parent may terminate this Agreement, or a Notice of Joinder of any Subsidiary, by providing written notice to all Parties not less than thirty (30) days prior to the effective date of such termination.

9.3  Termination by Subsidiary. Each Subsidiary may terminate its Notice of Joinder to this Agreement by providing written notice to the Parent not less than thirty (30) days prior to the effective date of such termination. The Parent will promptly forward the notice to the other Subsidiaries. The termination of a single Subsidiary will not affect the validity of the Agreement as a whole.

9.4  Insolvency.

(a)

If any insurance company Party to this Agreement is placed in receivership or seized by the Iowa Insurance Division commissioner under Iowa Code chapter 507C (Iowa Insurers Supervision, Rehabilitation, and Liquidation Act):

(1)	All of the rights of such insurer under this Agreement will extend to the receiver or the commissioner; and
(2)	All books and records will immediately be available to the receiver or the commissioner immediately upon the receiver’s or the commissioner’s request.

(b)	If any insurance company Party to this Agreement is placed in receivership pursuant to Iowa Code Chapter 507C, the other Parties will have no automatic right to terminate this Agreement.

(c)

Notwithstanding a seizure by the commissioner of any insurance company Party to this Agreement under Iowa Code chapter 507C, the other Parties will continue to maintain any systems, programs, or other infrastructure and will make them available to the receiver for so long as the Service Providers continue to receive timely payment for Services rendered.

9.5 Notification of Termination by Parties to Iowa Insurance Division. If this Agreement is terminated by the Parties pursuant to this Article 10, notification of such termination will be provided to the Iowa Insurance Division.

10.   General Provisions.

10.1 Assignment; Successors and Assigns. This Agreement and the rights and obligations hereunder shall not be assigned or transferred in whole or in part by any Party hereto without the prior written consent of the Parent. Any attempted assignment or delegation in contravention hereof shall be null and void. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties hereto. If this Agreement is to be assigned by any of the Parties, prior approval of such assignment will be obtained from the Iowa Insurance Division.

10.2 No Third-Party Beneficiaries. Except for the specified Persons entitled to indemnification under Article 7 hereof, this Agreement is for the sole benefit of the Parties hereto, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto, any legal or equitable rights hereunder.

10.3 Remedies. Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement is intended to be exclusive, and each Party shall have all other remedies now or hereafter existing at law or in equity or by statute or otherwise, and the election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies. Nothing contained herein shall be deemed to be a limitation on any remedies that otherwise may exist or be available to any Party.

10.4 Interpretation; Definitions. The headings contained in this Agreement or in any Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. When a reference is made in this Agreement to Articles, Sections, Schedules, or Appendices, such reference shall be to such parts of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof’ and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. When a reference is made in this Agreement to the “Agreement”, such reference refers to all parts of this Agreement, including Articles, Sections, Schedules, and Appendices, unless otherwise indicated. The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not to any particular part in which such words appear, unless otherwise indicated. All references herein to dollar amounts shall be deemed to be references to U.S. Dollars.

10.5 Amendments. This Agreement may be amended from time to time in accordance with the processes set forth in this Section 11.5. No amendment to this Agreement shall be effective unless it shall be in writing and signed by Parent and each Party to be bound by the proposed amendment, provided, however, that any Schedule hereto may be amended by the Parent provided that the Parent provides written notice to each Party to be bound by the proposed amendment and that no such notified Party objects in writing to such amendment within seven (7) calendar days of receipt of notice thereof. In the event of any amendment of the Agreement by the Parties, prior approval will be obtained from the Iowa Insurance Division.

10.6 Cooperation. The Service Recipients will provide all information that the Service Providers reasonably request for performance of Services pursuant hereto, and the Service Recipients will cooperate with any reasonable request of the Service Providers in connection with the performance of Services pursuant hereto.

10.7 Counterparts. This Agreement and any Notice of Joinder and any amendment hereto may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

10.8 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

10.10 Waiver. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any consent given by any Party pursuant to this Agreement shall be valid only if contained in a written consent signed by such Party.

10.11 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronically, or by postage prepaid, registered, certified or express mail or by reputable overnight courier service and shall be deemed given when delivered by hand or upon receipt of electronic confirmation if sent electronically, three days after mailing, or one (1) Business Day in the case of guaranteed overnight express mail or guaranteed overnight courier service, at the address for the entity receiving such notice. The address of the Parent is:

American Equity Investment Life Holding Company

6000 Westown Parkway, West Des Moines, IA 50266

Addresses for all Subsidiaries are set forth in each Notice of Joinder, and shall also be kept by and may be requested from the Parent, which shall keep an accurate and current record of the addresses of all Parties hereto.

10.12 Authority. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement.

10.13 Schedules. All Schedules and Appendices annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

10.14 Entire Agreement. This Agreement (including the Schedules and Appendices hereto) contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter. However, any more specific agreements approved by the Iowa Insurance Division or any applicable regulator for particular types of Services, including reinsurance agreements, shall control with respect to the subject matter thereof. For reinsurance agreements with provisions for an expense allowance to be paid by the reinsurer to compensate for the costs associated with the administration of policies and other similar costs, such provisions will be controlling and any duplicative or contrary provisions contained in this Agreement shall not apply.

10.15 Licenses and Authority for Services. The provision of Services is conditioned upon the receipt of all permits, authorizations, licenses, consents, orders or approvals, declarations or filings, as the case may be, required for the implementation of the Services contemplated herein.

10.16 Confidentiality.

(1)

For the purposes of this Agreement the following shall be treated as “Confidential Information” excluding any information which is in the public domain or comes into the public domain other than by breach of this clause:

(a)

all information contained in the records maintained by Service Providers in connection with the Services provided to Service Recipients under this Agreement and statistical information derived therefrom;

(b)	all information coming into the possession of Service Provider in the course of providing the Services or executing the duties required as a Service Provider under this Agreement;

(c)	the terms of this Agreement; and

(d)	all information subject to privacy and data protection statutes and regulations.

(2)	Each Party shall keep private and confidential and not disclose to any Person whatsoever all Confidential Information except:

(a)	as required for the performance of this Agreement, provided, however, that all Parties shall take reasonable steps to maintain the confidentiality of any information so disclosed;

(b)	for enforcement of rights as may be required by law or by a court of competent jurisdiction;

(c)	as required by any Governmental Authority; and

(d)	for the purposes of obtaining professional advice from persons under a like duty of confidentiality.

(3)	A Party shall, where practicable, consult with another impacted Party before making any disclosure under paragraphs (2)(b) and (2)(c) above.

(4)

It is understood and agreed that money damages will be insufficient to cover any breach of the confidentiality provisions of this Agreement, and the Parties agree that any of them will be entitled to injunctive relief in the event of an actual or threatened breach of this clause.

(5)	A Party shall advise another impacted Party in a timely manner of any unauthorized access obtained to, or breaches allowing unauthorized access to, Confidential Information.

(6)	These confidentiality provisions shall survive the termination of this Agreement.

10.17 Dispute Resolution.

(1) As a condition precedent to any right of action hereunder, any dispute or difference between the Parties relating to the interpretation or performance of this Agreement, including its formation or validity, or any transaction under this Agreement, whether arising before or after termination, shall be submitted to binding resolution by a third party. Third party resolution shall be the method of dispute resolution, regardless of the insolvency of either Party, unless the conservator, receiver, liquidator or statutory successor is specifically exempted from such proceeding by applicable insolvency law.

(2) The dispute resolution process shall be initiated by the delivery of written notice of demand for third party resolution by one Party to another. Such written notice shall contain a brief statement of the issue(s), the failure on behalf of the Parties to reach amicable agreement, the remedy sought and the date of demand for third party dispute resolution.

(3) The third party designated to resolve disputes under this Agreement, will be Deloitte & Touche, LLP, or Ernst & Young LLP, KPMG LLP, or Pricewaterhouse Coopers LLP, or a nationally recognized law firm and in each instance, shall be mutually agreed upon by the Parties, provided that the third party selected shall (i)

be impartial to the dispute and (ii) have experience with service agreements similar to this Agreement.

(4) Each Party shall submit documentation relevant to the matters in dispute to the third party chosen to resolve disputes within forty-five (45) days of the selection of the third party and will have twenty (20) days to respond to requests from the third party unless, in each case, a longer period is agreed among the Parties.

(5) The third party shall make its decision based on the best available evidence and information at the time of decision, including where the third party finds the Agreement unclear with respect to, or not addressing, the disputed issue, regarding the intent of the Parties at the time of entering into this Agreement, and shall, when practical, follow the rule of law in making such decision. The third party shall be solely responsible for determining what evidence and information shall be considered and what procedure it deems appropriate and necessary in the gathering of such evidence and information to decide the dispute. The third party shall have the authority to issue preliminary and interim final awards, including equitable remedies such as preliminary injunction, posting of collateral or security and specific performance pending final disposition of the matter. In no event may the third party award punitive, exemplary or consequential damages.

(6) The decision in writing of the third party shall be delivered within ninety (90) days after the selection of the third party and will be final and binding upon the Parties. Judgment may be entered upon the final decision of the third party in any court having jurisdiction. Unless the Parties agree otherwise, the third party proceedings and the decision shall remain confidential.

(7) The jointly incurred costs of the third party are to be borne equally by all Parties to the dispute. Jointly incurred costs are specifically defined as any costs that are not solely incurred by one of the Parties. Costs incurred solely by one of the Parties (e.g., attorney’s fees, expert witness fees, travel to the hearing site, etc.) shall be borne by that Party.

10.18 Intellectual Property. Intellectual property developed by or procured by a Service Provider on behalf of a Service Recipient for purposes of the Services shall remain the property of the Service Recipient in perpetuity excluding, however, intellectual property related to logos, trademarks, taglines, copy write and other branding related intellectual property and any other intellectual property which is owned or shall be owned by Parent.

10.19 Insurance Regulatory Reviews. The Parties acknowledge that the Insurance Division for the State of Iowa has been notified of their intention to enter into this Agreement and that the Agreement is subject to its prior review and non-disapproval. The Parties further acknowledge that this Agreement may also be subject to review and/or non-disapproval by insurance regulators in other jurisdictions.

10.20 Indemnification. Service Provider shall indemnify, defend and hold harmless Service Recipient from and against any and all losses, liabilities, claims, damages,

actions, fines, penalties, expenses or costs suffered or incurred by Service Recipient arising from or in connection with gross negligence or willful misconduct on the part of Service Provider in Providing the Services.

[Signature Pages follow]

IN WITNESS WHEREOF American Equity Investment Life Holding Company has duly executed this Master Affiliates Management Services Agreement as of the date first above mentioned.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:

Title:	Head of Tax & Assistant General Counsel

Date:	December 31, 2021

[Signature for MASA]

Index of Schedules

SCHEDULE A: General Administrative and Other Services

SCHEDULE B: Sales and Marketing Services

SCHEDULE C: Technical Services

SCHEDULE D: Intellectual Property and Licenses

SCHEDULE E: Insurance and Product Services

SCHEDULE F: Charges

SCHEDULE A

GENERAL ADMINISTRATIVE AND OTHER SERVICES

Scope: Each Service Provider may Provide general administrative services and other services to any Service Recipient as the Service Recipient may from time to time request from the Service Provider, including without limitation the following:

1.   Support Services

Such technical and business support services and assistance as may be requested from time to time relating to the business of Service Recipient.

2.   Treasury Services

Services for the administration of treasury functions as may be requested from time to time, which may include but shall not be limited to managing capital structure, and cash investments; financing for operations; managing credit lines and facilities; managing compliance with financial requirements; cash & liquidity management; bank relationship management; and financial planning and analysis (FP&A), including financial projections and KPIs. Only authorized officers of Service Recipient shall have the ability to access the depository accounts of Service Recipient at banks and other financial institutions.

3.   Tax Services

Tax support and tax compliance services as may be necessary to ensure that the Service Recipient complies with applicable tax laws and as may be requested from time to time. The Service Provider shall coordinate with and assist the Service Recipient in preparing tax returns in order that such tax returns be filed as soon as reasonably practicable after the end of each fiscal year. The Service Provider shall use all reasonable efforts to cause such tax returns to be filed on a timely basis and shall, promptly after the receipt thereof from such Accountants, deposit such copies with the permanent records of the subject entity. Such tax services may also include assistance with respect to tax research and planning; tax examinations; tax provisions; sales, use, and property tax. If a Service Recipient is a party to a separate Tax Allocation Agreement with any Party to this Agreement, such Tax Allocation Agreement shall govern in the event of a conflict with the terms hereof.

4.   Legal Affairs

Legal support services as may be requested from time to time, which may include but shall not be limited to the administration of any litigation by, against or involving a Service Recipient, providing legal advice, corporate secretarial and governance services, maintenance of trademarks and monitoring compliance with any regulatory requirements to which any Service Recipient is subject or may become subject in the future, but which shall not include any legal services the provision of which the Service Provider concludes, after consultation with its counsel, could reasonably be expected to create a conflict of interest or violate an ethical rule.

5.   Accounting/Books and Records

Accounting and support services as may be requested from time to time to assist in the maintenance of (a) a system of accounting for the Service Recipient administered in accordance with the NAIC Accounting Practices and Procedures Manual and related statutory accounting principles, generally accepted accounting principles in the United States (“U.S. GAAP”), accounting principles of any applicable jurisdictions outside the United States, and other applicable accounting principles reasonably requested by Service Recipient and consistently applied (“Accounting Principles”) and (b) a set of audit procedures that are consistent with all such Accounting

Principles. In addition, the Service Provider shall provide such accounting support services for the Service Recipients as they may request from time to time, including but not limited to:

Accounts Payable: Invoice processing, expense report processing, vendor file maintenance, 1099 reporting, claim payments, and commission payments.

Accounts Receivable: Credit, collections, cash application, premium deposits.

General Ledger Accounting: Accounting maintenance, journal entry processing, account reconciliations, month end close financials, fixed asset accounting.

6.   Financial Statements/Periodic Reports

The Service Provider may provide such assistance to the Service Recipient as may be requested from time to time by the Service Recipient in the preparation of an audited consolidated balance sheet as at the end of each fiscal year and audited statements of income and results of operations and cash flows for such fiscal year (including notes thereto) of Parent and any subsidiary requested by Parent, which set forth in each case (in comparative form) corresponding figures for the preceding fiscal year and which are accompanied by the report thereon of the Accountants to the effect that such financial statements have been prepared in accordance with the Accounting Principles applied on a basis consistent with prior years (except as otherwise specified in such report). In addition, the Service Provider shall provide other financial statements and periodic reports as reasonably requested by the Service Recipients.

The Service Provider may provide such assistance to the Service Recipient as may be requested from time to time in the preparation of a report of Parent and any subsidiary consisting of an unaudited consolidated balance sheet as at the end of each fiscal quarter and an unaudited statement of operations, setting forth in each case in comparative form the corresponding figures for the preceding fiscal quarter. If requested by the Service Recipient, any such reports shall be certified by the Service Provider to be correct and complete, to fairly present in all material respects the consolidated financial condition of the Service Recipient, as the case may be, at the date shown and the results of operations for the period then ended and to have been prepared in accordance with the Accounting Principles except for year-end adjustments. The reports for each fiscal quarter shall include a narrative discussion describing the business and operations of the Service Recipient during the preceding quarter.

The Service Provider may engage outside accountants in connection with the provision of administrative services relating to the preparation of financial statements and periodic reports, in accordance with applicable corporate policies.

7.   Financial Services

The Service Provider may Provide budgeting, forecasting, financial planning and analysis services as may be requested.

8.   Property Management

The Service Provider may Provide such support and assistance to the Service Recipient as may be requested from time to time in connection with the management of any real or leasehold property interests of the Service Recipient, including but not limited to:

Rent/Support – Administrative assistance concerning rentals, building management, routine maintenance, property taxes, and utilities, overhead support, human resources, employee relations

9.   Borrowing Documentation

The Service Provider may Provide such support services as may be requested from time to time in connection with the administration of Parent’s and Parent’s subsidiaries financing arrangements, which may include but shall not be limited to the administration of Parent’s and its subsidiaries’ respective obligations and responsibilities under any loan documents and related security and other documents related to any borrowings of Parent or any subsidiary of Parent.

10.   Government Approvals

The Service Provider may Provide such support services as may be requested from time to time by the Service Recipient in connection with filings by the Service Recipient with any Governmental Authority and any periodic or other reports required to be filed by such Service Recipient under the provisions of any government law or regulation applicable to it, including but not limited to any filings or reports required under the insurance laws of any state or other governmental jurisdiction, and the U.S. Securities Exchange Act of 1934, as amended, and in connection with maintaining compliance with all permits, licenses and governmental approvals necessary or desirable for the conduct of the business of the Service Recipient. Such services may include but shall not be limited to preparing any application, filing or notice relating thereto.

11.   Investor Relations

The Service Provider may provide such support services as may be requested from time to time by the Service Recipient relating to investor relations matters of Parent and its subsidiaries, including but not limited to, creating and presenting a consistently applied investment message to the investment community, and monitoring and presenting to management the opinions of the investment community regarding the Service Recipient’s performance. To fulfill these responsibilities, the Service Provider is involved with the formulation and release of information to outsiders, as well as with the handling of inquiries from members of the investment community.

12.   Human Resources

The Service Provider may Provide and make available as necessary all professional, supervisory, managerial, administrative and other personnel as are necessary to perform its obligations hereunder, which personnel may be employees of the Service Provider or any of its affiliates, or third parties. Such personnel shall be qualified and experienced in the duties to which they are assigned. In addition, the Service Provider may provide such support and assistance to the Service Recipient as may be requested from time to time in connection with the human resources matters of the Service Recipient, including but not limited to:

Payroll Administrative: Check and direct deposit processing; paid time off/holiday tracking and processing; tax set up, reporting, and compliance; W2 processing

COBRA and Leave of Absence Administration: Administration of continued medical, dental and vision coverage pursuant to COBRA; Management and Oversight for Leaves of Absence.

Communications and Community Support: Employee communications, brand management, community support and public relations.

Staffing: Recruiting, screening, interviewing, and hiring employees, contractors, consultants

Training: Onboarding and orientation training, leadership training and professional development

Workplace Safety: Support workplace safety training, maintain federally mandated logs for workplace injury reporting and manage workers compensation issues

Employee Relations: Managing job satisfaction, employee engagement and resolving workplace conflict.

Benefits Design and Administration: Research benefits options, negotiate group rates with insurers, coordinate activities with insurers and 401k fund administrators,

Compensation Design and Administration: Setting compensation structures, evaluating competitive pay practices, designing incentive structures, administering all pay programs, performance management, and recognition programs including associated oversight and compliance

Organizational Development and Culture Providing consultative expertise and coaching to leaders; implementation of practices, systems and techniques that affect organizational change and positively influence performance and culture

HR Policies and Procedures and Administration: Set, communicate, and ensure adherence to internal policies and external regulations including labor law compliance

13.   Strategic Planning and Business Development

The Service Provider may Provide such support services as may be requested from time to time by the Service Recipient relating to strategic planning and business development matters of the Service Recipient.

14.   Corporate Finance Services

The Service Provider may Provide such support services as may be requested from time to time by the Service Recipient relating to corporate finance matters of the Service Recipient, including but not limited to:

Finance Management: Corporate and Operating Group strategy development; mergers, acquisitions, joint ventures, and other business combination facilitation.

Planning and Analysis: Corporate monthly reporting, forecasting and budgeting; facilitation of capital initiatives; consolidated financials, forecasts and budgets; technical accounting support and external audit facilitation; allocations.

Sourcing: Vendor management; purchase order management.

Audit: Finance, information technology, operations, internal control, and other audits. Authorized officers of Service Provider may select independent auditors for Service Recipients.

Risk Management and Related Services: Risk management, security, business continuity, safety, loss prevention, risk financing, procurement of business insurance.

15.   Record Services

The Service Provider may also perform management of records, including transfer of information to an archiving storage medium, arranging safe storage, cataloguing of information, and ensuring compliance with established document retention policies.

16.   Procurement

The Service Provider may Provide such support services as may be requested from time to time by the Service Recipient relating to procurement matters of the Service Recipient. Such procurement support services include, without limitation, negotiation of vendor agreements for goods and services.

17.   Travel Related Services

The Service Provider may Provide travel related services, such as arrangements for commercial and/or private air travel, hotels, and vehicle rentals or other ground travel in connection with the conduct of the Service Recipient’s business as requested from time to time by the Service

Recipient.

18.   Use of Office Space

The Service Provider may Provide office space to Service Recipient including access to and use of resources related to office space including utilities, technology, telecommunications, and management and operational personnel.

19.   Other Services

The Service Provider may Provide such other support, services, personnel, resources, equipment and facilities relating to the conduct of the Service Recipient’s business as may be requested from time to time by the Service Recipient, and may Provide cross functional services as necessary in support of other Services.

SCHEDULE B

SALES AND MARKETING SERVICES

Scope: Each Service Provider may Provide sales and marketing services and support to the Service Recipient as the Service Recipient may from time to time request from the Service Provider, including without limitation the following:

1.	Sales and Marketing

Support and services as may be requested from time to time by the Service Recipient for purposes of the sales and marketing of Service Recipient’s business and products, including preparation and distribution of sales and marketing material, . .

2.	Cross Functional Services

Cross functional services as necessary in support of the sales and marketing services for Service Recipient’s business and products.

SCHEDULE C

TECHNICAL SERVICES

Scope: Each Service Provider may Provide such technical and technical support services, and hardware and software as may be requested from time to time by the Service Recipient relating to information technology and other technology matters of the Service Recipient, including without limitation the following:

1.	Computer/ Software Support

Provision of computer equipment and related hardware, software development and maintenance and other software or services necessary or appropriate for the conduct of the business of the Service Recipient

2.	Information Security

Establishing policies, implementing the necessary systems, enforcing the policies and analyze any security violations for the Service Recipient’s information assets, including maintaining protection against any virus that may impact the Service Recipient’s computer systems.

3.	Infrastructure and Corporate Office Communications

Designing, implementing and managing the communications systems required to interconnect the various ground segment and local area network functions within the Service Recipient’s office and corporate office facilities for business and technical operation purposes.

4.	Servers / Mainframe / Infrastructure

Support of database, application, and utility servers and mainframe services. Database support, storage management, capacity planning, configuration planning, change management, production control and scheduling, and technical support

5.	Network Services (Voice & Data)

Support of Wide Area Network (“WAN”). Local Area Network (“LAN”), voice networks (standard voice, conferencing, mobile handhelds and contract), voice and data moves, adds and changes (“MACS”), voice, web and cellular voice

6.	End User Computing

Support of workstations, software and configurations. Installations, moves, adds, and changes (“IMACS”), operational support, electronic software distribution, software and configuration management, and remote system management

7.	Application Development & Maintenance

Support of core systems, including application planning and analysis, design/build, testing, implementation, maintenance and support

8.	Cross Functional Technical Services

Support and management of maintenance contracts, equipment and software, including license management and compliance, asset inventory, asset refresh planning and IT procurement services. Also includes security framework and compliance, disaster recovery for supported services, help desk support for infrastructure, transition, midrange, and architecture strategy support. All other cross functional services as necessary in support of technical services.

SCHEDULE D

INTELLECTUAL PROPERTY AND LICENSES

Scope: Each Service Provider may Provide such intellectual property support and license services as may be requested from time to time by the Service Recipient, including without limitation the following:

1.	Intellectual Property and Intellectual Property Licenses.

Intellectual property support services and intellectual property license support services.

2.	Other Licenses.

Support services for other licenses.

3.	Cross Functional Services.

Such cross functional services as necessary in support of intellectual property and licensing support services.

SCHEDULE E

INSURANCE AND PRODUCT SERVICES

Scope: Service Provider may Provide insurance services and other product services to any Service Recipient as the Service Recipient may from time to time request from the Service Provider, including without limitation the following:

A.	Insurance and Product Claims Services

Each Service Provider may Provide Services for the administration of insurance claims (including other product related claims that are similar in nature to insurance claims) including without limitation the following:

1.

The authority granted to Service Provider shall include generally, but not be limited to, the processing, investigating, notifying, adjusting, compromising, defending, litigating, and supervising claims, and pursuing and collecting subrogation recoveries for claims, according to generally accepted procedures normally followed in the insurance claims business and specifically according to the operations of Service Recipient and Service Provider.

2.

Service Provider shall have the authority to appoint and supervise adjusters, attorneys, special investigators, and other professional employees and other employees and vendors to investigate, appraise, adjust, compromise, settle, defend, and litigate claims.

3.	Service Recipient retains final authority to determine any disputes relating to claims settlement and setting of loss reserves.

4.

Service Provider shall diligently manage and pursue the prompt, fair, and reasonable settlement and/or defense of all claims in the best interest of the Service Recipient and in accordance with all legal requirements.

5.	Service Provider shall notify Service Recipient within a timely manner of becoming known with respect to any loss or claim that:

(a)   involves a demand in excess of policy limits;

(b)   alleges bad faith;

(c)   alleges a violation of any applicable unfair practices and unfair competition statutes;

(d)   results in legal action being instituted against Service Provider or Service Recipient;

(e)   is open for an excessive period of time;

(f)   involves a coverage dispute.

6.	In the course of its duties Service Provider will:

(a)   Operate in accordance with Service Provider’s claims procedures, (including claims criteria, standards and guidelines) and make available to Service Recipient upon request copies of the procedures and any future revisions thereto. However, if any such procedures of Service Provider conflict with claims procedures of Service Recipient (including claims criteria, standards or guidelines) then the Service Recipient’s claims procedures shall govern.

(b)   Conduct an investigation of each reported claim within the time frames prescribed by applicable insurance requirements;

(c)   Record each claim promptly with a recommended reserve;

(d)   Conduct necessary inspections and appraisals;

(e)   Maintain files for each reported claim, which shall be available for inspection, review, and copying by the Service Recipient;

(f)   Perform reasonable and necessary administrative and clerical work in connection with reported claims;

(g)   Prepare checks requests, compromises, releases, agreements, and any other documents reasonably necessary to finalize claims;

(h)   Perform a continuous review of outstanding claim reserves and adjust reserves to reflect exposure;

(i)   Diligently pursue and prosecute Service Recipient’s subrogation rights relating to claims, and record promptly each loss and allocated loss adjustment expense paid, and all subrogation sums recovered for each claim;

(j)   Exercise reasonable care at all times in the performance of its duties hereunder;

(k)   Timely record and respond to all complaints in regard to claims with copies of correspondence to the Company;

(l)   Provide pertinent claim information for submission to Service Recipient’s reinsurers.

7.

Service Provider shall establish a separate claim register or method of recording claims so that all claims may be segregated and identified separate and apart from other claim records of Service Provider. Such method of recording claims shall contain all data required by law and for purposes of Service Provider’s accounting and financial records.

8.

Service Provider shall maintain in good order, for the period of time and in the manner required by law, complete records and accounts of all claims and related documentation. All records and accounts relating to claims shall be open at reasonable times for examination, inspection and copying by authorized representatives of the Service Recipient and its insurance regulators.

B.	Actuarial

1.	Actuaries of Service Provider may Provide all actuarial functions for Service Recipient, including without limitation those set forth in items 2 through 4 as follows.

2.	Actuarial testing and analysis necessary with respect to the products of Service Recipient.

3.

Actuarial testing and analysis necessary with respect to reserves, asset liability matching, amortization of deferred acquisition costs and other financial matters for which actuarial testing and analysis is required or applicable.

4.

Actuarial certifications on behalf of Service Recipient, provided, however, that only authorized officers of Service Recipient may provide actuarial certifications required by applicable law or regulation with respect to the business of Service Recipient.

C.	Producer Licensing and Commission

1.	Service Provider may Provide services to Service Recipient for support of producer licensing and commissions including without limitation those set forth in items 2 through 7 as follows.

2.	Recruitment of Producers, marketing organizations and financial institutions.

3.

Administration of the Producer application and licensing processes on behalf of Service Recipient. Such processes include review of applications to Service Recipient for Producer appointments and performance of background screening of Producer applicants. Based upon such review and screening Service Provider will determine whether to recommend approval of Producers to Service Recipient.

4.

Administration of the license and contracting process with approved Producer applicants on behalf of Service Recipient. However, such Producer contracts shall be executed by authorized officers of Service Recipient.

5.	Assistance and support to Service Recipient in managing relationships with Producers.

6.

Administration of the commission process on behalf of Service Recipient. Such process includes preparation and delivery of commission payments to Producers, marketing organizations and financial institutions of Service Recipient. Such payments will be made from funds of Service Recipient and authorizations for payment will be executed by authorized officers of Service Recipient.

7.	Compliance with laws or regulations applicable to licensing, commissions and other payments to Producers, marketing organizations and financial institutions will be monitored by the compliance officer of the Service Provider on behalf of the Service Recipient.

D.	New Business and Customer Contract Issuance

1.

Service Provider may administer the process for applications to Service Recipient and issuance of insurance policies and other customer contracts. The administration process includes receipt and review of applications, underwriting services, approval of applications, and issuance of new policies and other new customer contracts.

2.

Service Provider may review all requests for transfers of funds to or from Service Recipient in connection with any replacement transaction and provide compliance monitoring with respect to such transactions.

3.

Service Provider may receive and process premium payments with respect to products of Service Recipient. Such payments will be transferred into bank accounts of Service Recipient and such transfers are subject to the direction of Service Recipient.

4.

Service Provider may create, maintain and administer policy forms, other contracts and other related forms in connection with the issuance of policies and other customer contracts by Service Recipient.

5.	Service Provider may provide support to Producers and policyholders and other contract holders, in connection with pending and new business of Service Recipient.

E.	Service of In-Force Business.

1.

Service Provider may service in-force business for Service Recipient including claims services in accordance with Section A of this Schedule, and including without limitation the following services as set forth in items 2 through 6.

2.	Accepting and responding to requests and inquiries by Producers and policyholders and other contract holders of Service Recipient.

3.	Providing in-force illustrations for Producers and policyholders and other contract holders as requested.

4.	Maintenance of policy records and other contract records

5.	Issuance of annual statements to policyholders and other contract holders.

6.	Administration of policy and other contract withdrawals, transfers, and surrenders. Payments with respect to the same shall be approved by authorized personnel.

F.	Compliance

1.	Service Provider may Provide compliance support and services to Service Recipient in connection with all Services. Compliance services may include those set forth in items 2 through 6 as follows.

2.	Compliance review and revision of policy forms and other customer contract forms.

3.	Compliance review and revision of sales and marketing materials for the products of Service Recipient.

4.

Draft and recommend corporate compliance policies and procedures for Service Recipient. However adoption of such corporate compliance procedures shall be initiated by authorized officers of Service Recipient in accordance with applicable procedures of Service Recipient for adoption of corporate policies and procedures.

5.	Compliance processes and coordination with Government Authorities, for purposes of reviews and examinations of matters including market conduct, suitability, sales practices, and policy issuance.

6.	All compliance support and services provided by Service Provider shall be coordinated and communicated with Service Recipient to the extent required by applicable laws and regulations.

G.	Trade and Business Associations.

Service Provider may prepare documentation and Provide other support to Service Recipient for purposes of joining and participating in trade and business associations

H.	Cross Functional Services.

Service Provider may Provide to Service Recipient such cross functional services as necessary in support of insurance and product services.

SCHEDULE F

CHARGES

The bases for determining Charges shall be the Parent’s customary enterprise-wide practices relative to internal cost allocations that are consistent with applicable law. Such bases shall be modified and adjusted where necessary to appropriately reflect, fairly and equitably, the compensation for the costs incurred.

Charge = Direct Costs + Indirect Costs + Fee, if applicable. Each such element of the Charge is defined as follows:

“Direct Costs” means the sum of all external and all internal direct costs incurred by a Service Provider and directly attributable to a particular Service that is Provided to a particular Service Recipient.

“Indirect Costs” means all external and all internal indirect costs incurred by the Service Provider in Providing the Services to the Service Recipients, which cannot be directly attributed to a particular Service provided to a particular Service Recipient, including but not limited to salaries and bonuses, wages for permanent and temporary employees, expatriate costs (where applicable), facilities charges (including office rent, depreciation, maintenance, utilities and supplies), travel costs, pension benefits, insurance benefits, depreciation of fixed assets and all expenses to third parties incurred in connection with the Services, excluding value added tax, withholding taxes and/or similar levies, which shall be paid by the respective Service Provider if legally required.

“Fee” means an adjustment to the total of Direct Costs and Indirect Costs to reflect an arms-length price benchmarked against publicly available data by an independent accounting firm and updated on a periodic basis not less than every three (3) years. The Fee shall be zero until the first benchmark study has been performed and Parent has determined that the Charge including the Fee based upon the benchmark study is fair, reasonable and equitable, and in conformity with the NAIC Accounting Practices and Procedures Manual and compliant with SSAP No. 70, Internal Revenue Code of 1986 Section 482, and all applicable legal and regulatory requirements regarding allocation of expenses.

Notice of Joinder

American Equity Investment Life Insurance Company, Inc., an Iowa corporation, being a Subsidiary of American Equity Investment Life Holding Company, Inc. hereby joins the MASTER AFFILIATES MANAGEMENT SERVICES AGREEMENT, dated December 31, 2021, between and among American Equity Investment Life Holding, Inc. and its various subsidiaries.

IN WITNESS WHEREOF, American Equity Investment Life Insurance Company, Inc. has caused this Notice of Joinder to be executed by a duly authorized person on this 31st day of December, 2021 and to be effective on 31st day of December, 2021.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, INC.

By:

Title:	Head of Tax & Assistant General Counsel

Date:	December 31, 2021

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY, INC.

By:

Name:	Sanjeev Doss

Date:	December 31, 2021

Notice of Joinder

Eagle Life Insurance Company, Inc., an Iowa corporation, being a Subsidiary of American Equity Investment Life Holding Company, Inc. hereby joins the MASTER AFFILIATES MANAGEMENT SERVICES AGREEMENT, dated December 31, 2021, between and among American Equity Investment Life Holding, Inc. and its various subsidiaries.

IN WITNESS WHEREOF, Eagle Life Insurance Company, Inc. has caused this Notice of Joinder to be executed by a duly authorized person on this 31st day of December, 2021 and to be effective on 31st day of December, 2021.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, INC.

By:

Title:	Head of Tax & Assistant General Counsel

Date:	December 31, 2021

EAGLE LIFE INSURANCE COMPANY, INC.

By:

Name:	Sanjeev Doss

Date:	December 31, 2021

Notice of Joinder

High Trestle Investment Management, LLC., a limited liability company, being a Subsidiary of American Equity Investment Life Holding Company, Inc. hereby joins the MASTER AFFILIATES MANAGEMENT SERVICES AGREEMENT, dated December 31, 2021, between and among American Equity Investment Life Holding, Inc. and its various subsidiaries.

IN WITNESS WHEREOF, High Trestle Investment Management, LLC. has caused this Notice of Joinder to be executed by a duly authorized person on this 31st day of December, 2021 and to be effective on 31st day of December, 2021.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, INC.

By:

Title:	Head of Tax & Assistant General Counsel

Date:	December 31, 2021

HIGH TRESTLE INVESTMENT MANAGEMENT, LLC.

By:

Name:	Sanjeev Doss

Date:	December 31, 2021

Notice of Joinder

AE Capital, LLC, a limited liability company, being a Subsidiary of American Equity Investment Life Holding Company, Inc. hereby joins the MASTER AFFILIATES MANAGEMENT SERVICES AGREEMENT, dated December 31, 2021, between and among American Equity Investment Life Holding, Inc. and its various subsidiaries.

IN WITNESS WHEREOF, AE Capital, LLC has caused this Notice of Joinder to be executed by a duly authorized person on this 31st day of December, 2021 and to be effective on 31st day of December, 2021.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, INC.

By:

Title:	Head of Tax & Assistant General Counsel

Date:	December 31, 2021

AE CAPITAL, LLC

By:

Name:	Sanjeev Doss

Date:	December 31, 2021

Notice of Joinder

NC Securities Holdco, LLC, a North Carolina limited liability company, being a Subsidiary of American Equity Investment Life Holding Company, Inc. hereby joins the MASTER AFFILIATES MANAGEMENT SERVICES AGREEMENT, dated December 31, 2021, between and among American Equity Investment Life Holding, Inc. and its various subsidiaries.

IN WITNESS WHEREOF, NC Securities Holdco, LLC has caused this Notice of Joinder to be executed by a duly authorized person on this 31st day of December, 2021 and to be effective on 31st day of December, 2021.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, INC.

By:

Title:	Head of Tax & Assistant General Counsel

Date:	December 31, 2021

NC SECURITIES HOLDCO, LLC

By:

Name:	Kenneth Pierce

Date:	December 31, 2021

Notice of Joinder

American Equity Investment Properties L.C., a Iowa limited liability company, being a Subsidiary of American Equity Investment Life Holding Company, Inc. hereby joins the MASTER AFFILIATES MANAGEMENT SERVICES AGREEMENT, dated December 31, 2021, between and among American Equity Investment Life Holding, Inc. and its various subsidiaries.

IN WITNESS WHEREOF, American Equity Investment Properties L.C. has caused this Notice of Joinder to be executed by a duly authorized person on this 31st day of December, 2021 and to be effective on 31st day of December, 2021.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, INC.

By:

Title:	Head of Tax & Assistant General Counsel

Date:	December 31, 2021

AMERICAN EQUITY INVESTMENT PROPERTIES L.C.

By:

Name:	Sanjeev Doss

Date:	December 31, 2021

Notice of Joinder

AERL, L.C., a Iowa limited liability company, being a Subsidiary of American Equity Investment Life Holding Company, Inc. hereby joins the MASTER AFFILIATES MANAGEMENT SERVICES AGREEMENT, dated December 31, 2021, between and among American Equity Investment Life Holding, Inc. and its various subsidiaries.

IN WITNESS WHEREOF, AERL, L.C. has caused this Notice of Joinder to be executed by a duly authorized person on this 31st day of December, 2021 and to be effective on 31st day of December, 2021.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, INC.

By:

Title:	Head of Tax & Assistant General Counsel

Date:	December 31, 2021

AERL, L.C.

By:

Name:	Scott Samuelson

Date:	December 31, 2021

Notice of Joinder

AEL Re Bermuda Ltd., a Bermuda corporation, being a Subsidiary of American Equity Investment Life Holding Company, Inc. hereby joins the MASTER AFFILIATES MANAGEMENT SERVICES AGREEMENT, dated December 31, 2021, between and among American Equity Investment Life Holding, Inc. and its various subsidiaries.

IN WITNESS WHEREOF, AEL Re Bermuda Ltd. has caused this Notice of Joinder to be executed by a duly authorized person on this 31st day of December, 2021 and to be effective on 31st day of December, 2021

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, INC.

By:

Title:	Head of Tax & Assistant General Counsel

Date:	December 31, 2021

AEL RE BERMUDA LTD.

By:

Name:	Kenneth Pierce

Date:	December 31, 2021